SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials

                              Quality Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

Dear Fellow Quality Systems Shareholder:

You may be receiving a BLUE proxy card from a dissident shareholder and a member of your Board of Directors, Ahmed Hussein. He is attempting to elect himself and two of his hand-picked associates to your Company's Board of Directors - displacing other current directors.

We are independent members of your Board of Directors. Each of us has embraced our responsibility to work in the best interests of all shareholders. We are beholden to no individual shareholder. We believe that your interests as shareholders are best served by re-electing the maximum number of the Company's recommended directors to the board. Therefore, we urge you to mark, sign, date and return the enclosed WHITE proxy card in the enclosed envelope. Your vote is critical regardless of how many shares you own.

We think there are three key things for you to know as you consider your vote for the 2005 Annual Meeting:

1. Your Company's business and financial performance has been outstanding. This performance has resulted in remarkable stock appreciation: from the beginning of FY 01 through September 1, 2005, the Company's share price has increased from a split-adjusted $7.04 per share to $65.31; an increase of 913%.

2. Our corporate governance principles and performance are in full compliance with all legal and stock exchange requirements and with what we believe are best practices among U.S. public companies. Our independent directors constitute a majority of the Board of Directors, including all of the membership of each of the Board committees. These independent directors were chosen by a nominating committee, itself composed entirely of independent directors. Committee membership was thoroughly discussed and voted on by the Board of Directors as a whole. Each Board member had one vote in this process. No more and no less. None of our large shareholders is a member of any standing Board Committee.

3. Mr. Hussein's proxy statement contains numerous material misstatements and omissions and should not be relied upon. Mr. Hussein's personal agenda--seeking to regain with his colleagues a position to control, disrupt and paralyze the operations of your Board of Directors--cannot be permitted to jeopardize the great momentum that your Company has achieved.

Outstanding Wealth Creation

Over the past five years Quality Systems, Inc. has created substantial value for all of our shareholders:

            Revenue grew 25% during FY 2005 and has grown 22% per year for the FY 2001-2005 period.

            Operating income grew 48% during FY 2005 and has grown 49% per year for the FY 2001-2005 period.

            Earnings per share increased 53% during FY 2005 and has grown 44% per year for the FY 2001-2005 period.

            The Company returned $20 million to shareholders via a $3 per (pre-split) share special dividend during FY 2005.

            The Company's commitment to product excellence has driven financial performance and has been recognized through numerous industry awards during the FY 2001-2005 period.

            The Company's financial performance has earned recognition from groups including Forbes, Fortune, Business Week and Investors Business Daily and inclusion on those publications' lists of the nation's top performing companies.

            From the beginning of FY 01 through September 1, 2005, the Company's share price has increased from a split adjusted $7.04 per share to $65.31; an increase of 913%.

This remarkable performance occurred in spite of Mr. Hussein and not because of him or his efforts. Why would you risk disrupting our momentum by supporting Mr. Hussein's hand-picked directors and his increased influence?

Sound and Responsible Corporate Governance

Your Board of Directors has devoted substantial energy to developing and implementing governance principles that comply with all legal and stock exchange norms and that compare favorably with other companies within and without our industry.

Mr. Hussein claims that the Company's independent directors are not truly independent. But consider the facts:

      o Nominees William Botts, Maurice DeWald, Jonathan Javitt, Vincent Love and Steven Plochocki were first elected to your Board in 2004, having been favorably reviewed for independence and other qualifications by the Board's Nominating Committee at the time.

      o These same nominees have this year been evaluated by the Board's Nominating Committee which has opined favorably on their independence and recommended their reelection.

      o Sheldon Razin, whose independence was specifically questioned by Mr. Hussein, was evaluated by the Nominating Committee and additionally by the Company's outside counsel and was found to have met all of the applicable standards for independence.

      o Mr. Hussein has attacked the independence of 100% of the independent directors who have served alongside Mr. Hussein on the Company's Board of Directors since 1999 with the exception of those that he himself nominated.

The independence of the Board is reflected in the reality of boardroom action, not just on paper. Far from being controlled by Mr. Razin or anyone else, the deliberations of the Board are detailed and thoughtful, and both Mr. Razin and Mr. Hussein have found themselves on the short end of numerous votes. The Company's directors stand by their review, deliberation, and assessment processes.

Mr. Hussein's scorecard is simple on these issues. He considers those voting with him to be independent and those voting against him to be non-independent. But disagreeing with Mr. Hussein is no breach of good governance.

Hussein's Distortions and Inaccuracies

To document all of the misstatements and omissions in Mr. Hussein's proxy statement would take a document longer than we have patience to write or you have patience to read. But you can get an accurate flavor for Mr. Hussein's casual relationship with the truth by noting the following brief examples from his own proxy statement:

      o Mr. Hussein takes issue with compensation packages for members of the management team approved during the past year without noting that the Board's Compensation Committee has retained three independent compensation consultants beginning in December 2003 to advise the Committee on issues related to management and director compensation. Each of the consultants came to the same general conclusion that both management and director compensation packages trailed what was competitive in the marketplace, in many cases by a wide margin. The compensation adjustments and packages implemented by the Company were within the parameters recommended by the most recent consultant work completed. Equity-related grants in particular were designed to be competitive and to align the interests of executives and Board members with those of shareholders. Board and management team members other than Mr. Hussein call this progress. Mr. Hussein alone calls it a problem.

      o Mr. Hussein notes repeatedly that Mr. Razin has personally appointed members of the Board's committees. Nothing can be further from the truth. The Board voted to appoint the members of each such committee. The Board minutes clearly reflect this fact, The Board reviewed and approved those minutes. Mr. Hussein also read those minutes, yet chooses to perpetuate this fiction in a misguided effort to mislead you.

      o As part of his relentless and unjustified attack on Mr. Razin, Mr. Hussein would have you believe that Mr. Razin was secretly involved in the certain contract negotiations earlier this year. He caused certain Board members to plan an emergency meeting based on his claim. The entire Board later discovered that Mr. Hussein's claim was completely fabricated. No emergency meeting was held, because there was no emergency. We are amazed and appalled that he would cite this example of his own malfeasance as a lapse of corporate governance on our part. However, it has become clear to us that Mr. Hussein is not bound by the restraints of truthfulness and facts.

      As directors, we have spent an inordinate amount of time dealing with Mr. Hussein's rude and boorish behavior, his misstatements, threats, and lack of preparation for Board meetings. We are unanimous in our view that future shareholder interests will best be served by electing the maximum number of the Company's recommended directors to the board.

              DON'T LET MR. HUSSEIN DERAIL THE PROGRESS THAT YOUR
             COMPANY HAS MADE - VOTE THE ENCLOSED WHITE PROXY CARD
                                     TODAY!       ----- ----- ----

As independent members of the Company's current Board of Directors, we believe that shareholders' interests are best served by re-electing the maximum number of the Company's recommended directors to the board. Therefore, we urge you to mark, sign, date and return the enclosed WHITE proxy card in the enclosed envelope. The prompt return of your WHITE proxy card will ensure that your vote is counted. Your vote is critical regardless of how many shares you own.

If you have questions or require assistance in voting your proxy card, please contact MacKenzie Partners at 1-800-322-2885.

On behalf of the Company, we thank you for your continued support.

Sincerely,

s/William Botts
s/Maurice DeWald
s/ Jonathan Javitt
s/Vincent Love
s/Steven Plochocki
s/Sheldon Razin

September 7, 2005

THIS SOLICITATION IS BEING MADE BY THE BOARD OF DIRECTORS OF QUALITY SYSTEMS, INC. INFORMATION REGARDING THE BOARD AS PARTICIPANTS IN THIS SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT OF QUALITY SYSTEMS, INC. ON FILE WITH THE SEC. SUCH PROXY STATEMENT MAY BE OBTAINED WITHOUT CHARGE FROM THE SEC's WEBSITE AT www.sec.gov AND HAS BEEN DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT AUGUST 24, 2005. WE URGE YOU TO READ SUCH PROXY STATEMENT IN FULL BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THIS SOLICITATION BY YOUR BOARD OF DIRECTORS. THIS LETTER IS TO BE DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 9, 2005.